Exhibit 4.2

COMMISSION CONTRACT

NET BRASIL S.A., a company headquartered in the City and State of Paulo, at Avenida Brasil, N°. 1,612, registered with the CNPJ under N°. 01.007.021/0001-00, herein represented in the form of its By-Laws (hereafter referred to simply as “NET BRASIL”);

and as counterparties,

NET SERVIÇOS DE COMUNICAÇÃO S.A., a company headquartered in the City and State of São Paulo, at Rua Verbo Divino, N°. 1,356, 1st Floor, registered with the CNPJ under N°. 00.108.786/0001-65, herein represented in the form of its By-Laws (hereafter referred to simply as “NET SERVIÇOS”);

and the subsidiary companies of NET SERVIÇOS, herein represented by a power of attorney granted to NET SERVIÇOS by their respective legal representatives, in the form of their company documents ( hereafter referred to simply as “AFFILIATES”):

1. NET ANÁPOLIS LTDA.
2. NET BAURU LTDA.
3. NET BELO HORIZONTE LTDA.
4. NET BRASÍLIA LTDA.
5. NET CAMPINAS LTDA.
6. NET CAMPO GRANDE LTDA.
7. NET FRANCA LTDA.
8. NET GOIÂNIA LTDA.
9. NET INDAIATUBA LTDA.
10. TV CABLE E COMUNICAÇÃO DE JUNDIAÍ S/A (NET JUNDIAÍ)
11. NET PIRACICABA LTDA.
12. NET RECIFE LTDA.
13. NET RIBEIRÃO PRETO S/A
14. NET RIO S/A
15. NET SÃO CARLOS S/A
16. NET SÃO JOSÉ DO RIO PRETO LTDA.
17. NET SÃO PAULO LTDA. (and its branch, NET SANTOS);
18. NET SOROCABA LTDA.
19. HORIZONTE SUL COMUNICAÇÕES LTDA.
20. DR. EMPRESA DE DISTRIBUIÇÃO E RECEPÇÃO DE TV LTDA. (NET NOVO HAMBURGO, NET CAPÃO DA CANOA, NET BAGÉ, NET PELOTAS, NET RIO GRANDE, NET CAXIAS DO SUL, NET BENTO GONÇALVES, NET FARROUPILHA, NET SANTA MARIA, NET SANTA CRUZ DO SUL, NET LAGEADO, NET URUGUAIANA, NET PASSO FUNDO, NET ERECHIM, NET CRUZ ALTA, NET CHAPECÓ, NET BLUMENAU)
21. NET FLORIANÓPOLIS LTDA.
22. NET JOINVILLE LTDA.
23. TELEVISÃO A CABLE CRICIUMA LTDA. (NET CRICIUMA)
24. NET PARANÁ COMUNICAÇÕES LTDA.
25. NET CURITIBA LTDA.
26. NET MARINGÁ LTDA.
27. NET ARAPONGAS LTDA.
28. NET LONDRINA LTDA.
29. ANTENAS COMUNITÁRIAS BRASILEIRAS LTDA. (BTV BLUMENAU)

NET SERVIÇOS and AFFILIATES hereafter denominated, individually as the “OPERATOR” and collectively as the “OPERATORS”;

NET BRASIL and OPERATORS hereafter denominated individually as the “Party” and collectively as the “Parties”;

WHEREAS:

1. NET SERVIÇOS and AFFILIATES are OPERATORS of Pay TV, in the form of cable or MMDS, each one of these acting on the basis of public licenses to distribute Content to Subscribers located within their respective Concession Areas;

2. MULTICANAL PARTICIPAÇÕES S.A. (the former denomination of NET SERVIÇOS) signed with NET BRASIL, on May 14, 1996, the ‘Contrato de Comissão Mercantil’, the Provision of Services, Licensing of Trademarks and Other Agreements, through which NET BRASIL became responsible for contracting, in its own name, from national and international Programmers, Content of various kinds, intended for MULTICANAL and its subsidiaries;

3. NET SERVIÇOS and NET BRASIL renewed the Contract for Mercantile Commission, the Provision of Services, Licensing of Trademarks and Other Agreements mentioned above in May 2001 for a period of 5 (five) years, through the communications dated May 11 and May 18, 2001, and subsequently, through the Letter of Amendment dated August 1, 2002;

4. The PARTIES wish to update and consolidate the terms and conditions of the said contract and ancillary documents, with a view to formalizing the modifications in the relationships between the PARTIES, with regard to the contracting of Content for Pay TV;

5. The PARTIES also intend to consolidate all prior pacts regarding the use of trademarks owned by NET BRASIL in the Licensing Contract for the Use of Trademarks, to be signed by the PARTIES simultaneously with the signing of this instrument (hereafter the “Licensing Contract for the Use of Trademarks”); thereby ensuring the uniformity of the commercial operations of the OPERATORS with regard to NET BRASIL’s commercial model;

6. NET SERVIÇOS recognizes (i) the added value of NET BRASIL’s commercial model, outlined in this instrument, (ii) the value of the “NET” trademark, (iii) NET BRASIL’s expertise in negotiating and contracting Content for Pay TV.

The PARTIES have agreed between themselves to sign this Commission Contract (The “Contract”), which shall be governed by the following clauses and conditions:

First Clause – Definitions

1.1 – For the purposes of this contract, the expressions below, whether in the singular or the plural, shall have the following meaning:

a)

Subscriber: implies any individual or corporate entity, including Collective Subscribers (MDU) with each component member counted individually, which effectively receives Pay TV Content on the basis of a contract signed with the OPERATORS.

b)	Commission of NET BRASIL: implies the remuneration of NET BRASIL, specified in the Fourth Clause below, for the execution of the activities described in this Contract.

c)

Content: signifies every and any audio, video or audiovisual signal (including, without being restricted to channels, specific programs, pay-per-view events, à la carte channels, VOD, NVOD, walled garden, digital applications and interactive services) that final users may visualize or with which they may interact, through a television screen or video monitor.

d)

Brazilian Content: implies Content covered by one or more of the following criteria: (i) that makes use of the Portuguese language, (ii) that is dubbed or subtitled in Portuguese, except where originally created, produced and generated outside Brazil by non-Brazilians, for the purposes of distribution (being effectively distributed) throughout Latin America or a more extensive region; (iii) that includes Brazilians (whether resident in Brazil or not) who appear in the video as characters, participants, talents, athletes or artists, even if, in the case of transmission of events, these are staged outside Brazil; or (iv) that were originally created, produced, generated, or, in the case of transmission of events of any nature, were promoted in Brazil or by Brazilians or that make use of material created, produced or generated in Brazil. Small quantities of interstitial programming in the Portuguese language, or, in the case of 24 (twenty four) hour channels, small blocks of Brazilian programming that do not cumulatively exceed 1 (one) hour per day shall not be considered to be Brazilian content.

e)	Existing Brazilian Content A: implies Brazilian Content that has already been contracted by NET BRASIL and that is detailed in Annex I, Item “A” of this Contract.

f)

Existing Brazilian Content B: implies Brazilian Content that has already been contracted by NET BRASIL, which is detailed in Annex I, Item “B” of this Contract and which is currently available for contracting/renewing by the OPERATORS through a specific instrument.

g)

Existing International Content: implies Content that has already been contracted by NET BRASIL that is not covered by the definition of Brazilian Content and that is detailed in Annex II of this Contract.

h)

‘Sistema NET’ Brazilian Content: implies the set of channels and services directed exclusively towards Operators of the ‘Sistema NET’, a set which, on the current date, consists of: Sportv, Sportv 2, Multishow, GNT, Globonews and Premiere Esportes (the last of these only with regard to events contracted with this condition from the holders of the respective rights).

i)

Programming Costs: implies the amounts due from the OPERATORS for the provision of Content contracted on their behalf by NET BRASIL, whether (i) reimbursed to NET BRASIL or (ii) paid directly to the Programmers on the instructions of NET BRASIL, plus all directly applicable Taxes and/or those that may apply in the future, and/or those that may be charged by fiscal authorities in connection with the collection and payment of the same.

j)

Line-up Net: the set of all channels that contain the Content contracted by NET BRASIL from Programmers for showing by the OPERATORS to their Subscribers via the Pay TV System through Authorized Signal Transport Processes.

k)

Line-up Brasil: the set of all channels that contain the Brazilian Content contracted by NET BRASIL, consisting of a combination of products organized according to the specific content and profile of each channel, as described in Annex III and currently represented by Existing Brazilian Content A.

l)	New Brazilian Content: implies all and any Brazilian Content that is not Existing Brazilian Content and/or is not subsequently included in Line-up Brasil in accordance with the terms of this Contract.

m)

Operators of Sistema NET: operators of cable television (“Cable Television Operators”), operators of Multichannel Multipoint Distribution Services (“MMDS Operators”), television operators that operate via cable and Multichannel Multipoint Distribution Services (“Cable and MMDS Operators”) and Operators of Satellite-Based Signal Distribution Systems (“DTH Operators”) that (i) operate in the Pay TV market through a set of equipment and installations that permit the reception of Content and its distribution to Subscribers throughout the National Territory (including (i.1) any company that directly or indirectly controls, is a subsidiary or is subject to the common control of the same; and/or (i.2) those companies with which it, whether directly or indirectly, maintains any association that results in the control and/or management of business relating to the programming of any private-law corporate entity and its respective subsidiaries), and that (ii) have signed or may sign specific contracts authorizing NET BRASIL to negotiate and/or contract with the Programmers, whether in its own name or otherwise and whether within Brazil or outside it, signing, on behalf of the operators of the Sistema NET, agreements, contracts or any other commitments that become necessary for acquiring the right to show Content, it being agreed that the Operators of the Sistema NET are the only operators to which NET BRASIL provides ‘Sistema NET’ Brazilian Content.

n)	Concession Area: area covered by the public concessions and/or grants by virtue of which, operators are authorized to distribute Pay TV Content to their subscribers.

o)

Authorized Signal Transport Processes: technology adopted to transport television signals to Subscribers, covering analog or digital transmission, exclusively in cable and MMDS form (“Multichannel Multipoint Distribution Services”).

p)	Programmers: companies specializing in the production of audiovisual content and the provision of technical services aimed at the Pay TV market.

q)	Pay TV: a form of transmitting signals characterized by the provision of Content intended for reception exclusively by Subscribers.

r)	National Territory: territory of the Federal Republic of Brazil.

s)

Taxes: implies all applicable taxes, charges, collections, withholdings, contributions, fiscal items, deductions and all other charges, obligations and similar responsibilities, including ISS and others directly related to the payments outlined in this Contract and imposed by law, to be borne by the Parties in accordance with the terms of this Contract.

Second Clause - Object

2.1 – Commission: The object of this Contract is the contracting of NET BRASIL for the purpose of its negotiating with and contracting from Programmers in Brazil and/or outside it, the acquisition and maintenance of the right to show Brazilian Content for transmission by the OPERATORS to their Subscribers, through the Authorized Signal Transport Processes detailed in their respective authorizations, duly identified in Annex IV to this Contract. To this end, NET BRASIL is appointed a commission agent of the OPERATORS, being granted sufficient powers on an exclusive basis to contract with Programmers in acquiring Brazilian Content within and outside the National Territory, with NET BRASIL being able to sign, on behalf of the OPERATORS, the agreements, contracts or any other commitments that may be necessary for acquiring the right to show Brazilian Content that is the property of the Programmers.

2.1.1 – The OPERATORS hereby declare that they are aware of and accept all of the rights and obligations established in the Existing Brazilian Content Contracts signed by NET BRASIL on behalf of the OPERATORS, details of which are provided in Annex V to this Contract, undertaking to carry out in full their terms and conditions, including the obligation to transmit the programming appearing in Line-up Net to the Subscribers in the respective Concession Areas of the OPERATORS.

2.1.2 – Without affecting the terms of Item 5.1.12.2, in the event that the OPERATORS request that NET BRASIL contracts New Brazilian Content, NET BRASIL must previously consult the OPERATORS with regard to the terms and conditions of the Contracts to be signed by NET BRASIL on behalf of the OPERATORS, so that the latter can express agreement on the same, being obliged, after having giving their express agreement, to observe in full the terms and conditions of such Contracts, observing in such requests, the terms of Item 5.2.1.

2.1.3 – With exclusive regard to the Content that is not covered by the definition of Brazilian Content, the OPERATORS may contract the same Content directly from the Programmers, with the proviso that they must inform NET BRASIL of the terms and conditions of the proposed contracting with prior notice of at least 30 (thirty) days.

2.1.3.1 – In the event of Item 2.1.3 above, the OPERATORS hereby undertake to extend the conditions secured in contracting the same Content from the relevant Programmers, without additional charges, to the Operators of the ‘Sistema NET’ that utilize the Authorized Signal Transport Processes and operate in Concession Areas other than those of the OPERATORS (“Other Operators”). To this end, at any time during the life of the Contracts to be signed between the OPERATORS and Programmers in accordance with the terms of this Item, NET BRASIL may nominate any of the Other Operators for inclusion in the same contracts or request that the same sign independent contracts that nevertheless guarantee the extension of conditions, without joint and several liability between the OPERATORS and the Other Operators, under identical conditions to those granted to the OPERATORS, with the Other Operators obliged to compute their numbers of subscribers for the purpose of calculation of discounts by the Programmer in question based on the number of subscribers.

2.1.3.2 –NET BRASIL is guaranteed preferential rights in the event that the OPERATORS contract the Content to which Item 2.1.3 above refers through third parties.

2.1.4 – The OPERATORS agree that the terms of this Contract shall apply to any companies that distribute Pay TV Content through Authorized Signal Transport Processes (i) that directly or indirectly control or come to control them, are subsidiaries or are subject to joint control by the same OPERATORS; and/or (ii) with which the OPERATORS maintain or come to maintain, whether directly or indirectly, any association that results in the control or management of business relating to programming (hereafter referred to as “NEW AFFILIATES”), unless there are provisions to the contrary contained in any Contracts signed by NET BRASIL with third parties prior to such acquisitions, excepting those companies that maintain or come to maintain direct supplier relationships with NET BRASIL, observing that in geographical areas in which the subsidiaries of NET SERVIÇOS do not yet have operating licenses and NET BRASIL has not yet licensed Content to another operator, the subsidiaries of NET SERVIÇOS must receive priority in licensing in the event that they obtain a license.

2.1.4.1 – For the purposes of the caput of this Item, NET SERVIÇOS shall notify NET BRASIL of the existence of a NEW AFFILIATE, detailing the Concession Area(s) and the Authorized Signal Transport Processes through which the same NEW AFFILIATE intends to operate. NET BRASIL shall then have 30 (thirty) days calculated from the receipt of the same notification to inform NET SERVIÇOS whether there are restrictions and/or impediments as a result of Contracts signed by NET BRASIL with third parties prior to the acquisition of the NEW AFFILIATE in question.

2.2 – NET BRASIL undertakes not to appoint any operator of any of the Authorized Signal Transport Processes as a ‘Sistema NET’Operator in the current Concession Areas of the OPERATORS, or in any future Concession Areas which the latter may subsequently acquire.

Third Clause – Joint and Several Liability

3.1 – The obligations established herein are assumed on a joint and several liability basis between each of the OPERATORS or the NEW AFFILIATES and NET SERVIÇOS, with each party being individually or jointly responsible with NET SERVIÇOS for any defaults that may arise, with all parties waiving the benefit of order expressed in Article 827 of the Brazilian Civil Code, as well as those benefits established in Articles 835, 838 and 839 of the same Brazilian Civil Code and in Article 595 of the Civil Procedure Code.

Fourth Clause – Commission of NET BRASIL

4.1 – As compensation for the execution by NET BRASIL of the activities described in this Contract, the OPERATORS shall pay NET BRASIL, by the 15th (fifteenth) day of the following month, the monthly fee of R$ 100,000.00 (one hundred thousand reais), which shall be adjusted on an annual basis or on the basis of the shortest interval permitted by law, by the variation in the IPC [Brazilian Consumer Price Index], starting on July 1, 2004.

4.2 – Delays in payment of Commission to NET BRASIL shall entail the correction of the due amount by the IGP-M index from its due date until its effective payment, plus the charging of overdue interest accruing at 1% (one per cent) per month and a fine for late payment of 6% (six per cent) of the due amount, without affecting applicable legal sanctions.

4.3 – The PARTIES recognize that the Commission due to NET BRASIL has been agreed as an amount net of Taxes, it being agreed that the OPERATORS shall bear the onus of the eventual incidence and/or charging of any Taxes that apply to the Commission due to NET BRASIL and/or the amount of the Costs of Programming.

Fifth Clause – The Obligations of the OPERATORS

5.1 – The OPERATORS shall have the following obligations:

5.1.1 – To distribute the Content contracted by NET BRASIL in accordance with the terms of the Second Clause above to all of its Subscribers, respecting their different packages and the provisions of this Contract, as well as Contracts signed between NET BRASIL and the Programmers.

5.1.2 – To comply with and observe in full the provisions of Contracts that have previously been signed, as well as those yet to be signed between NET BRASIL and the Programmers on behalf of the OPERATORS, in accordance with the terms of this Contract, it being agreed that such Contracts shall form a part of this Contract regardless of their quotation.

5.1.3 – To transmit the Content that is made available to them by NET BRASIL, together with associated advertising and credits, including merchandising actions at the times and in the forms previously established, with the OPERATORS prohibited from altering or editing the same in any way, regardless of the type and relevance of the alteration, or suppressing or inserting any Content made available by NET BRASIL.

5.1.4 – With regard to Existing Brazilian Content A, to maintain the positioning of the Content that appears in Line-up Net, it being agreed that every and any alteration in the positioning of Content appearing in Line-up Net may only be made with the prior and express authorization of NET BRASIL, it being previously established that, in order of priority, (i) Line-up Brasil and (ii) other Content contracted by NET BRASIL shall have priority exposure and grouping, in accordance with the indications of the respective Programmers.

5.1.5 – To make available without obligation to NET BRASIL or to the Programmers, the programming schedule of the Programmers to all Subscribers, both in printed form and through the electronic programming guide (video or Internet), it being agreed that in every and any instrument of communication to Subscribers currently in existence or that may be developed, including although not limited to the EPG (electronic programming guide), printed guides and also the composition of the mosaic and visual and artistic programming, the OPERATORS must guarantee at least equal treatment to Line-up Brasil and other Content contracted by NET BRASIL with the other Programmers. NET BRASIL may also acquire additional pages of the programming guide for the lowest price applicable to third parties.

5.1.6 – To reimburse NET BRASIL for the value of the Cost of Programming, or alternatively, upon the instruction of NET BRASIL, to pay directly the value of the Cost of Programming to the respective Programmers, being obliged, in this latter case:

5.1.6.1 – To submit to the Programmers, through NET BRASIL, by the 25th day of each month, a report on all of their Subscribers, channel by channel with an indication of their respective packages, that are receiving programming on the first day of the month in question, in accordance with a model to be defined by NET BRASIL, including Subscribers which, for any reason, enjoy benefits provided by the OPERATOR.

5.1.6.2 – To pay to the respective Programmers by the 15th (fifteenth) day of the month subsequent to the month in question, the amount corresponding to the total number of existing Subscribers, including those which, for any reason, enjoy benefits provided by the OPERATOR, by the date indicated in the above item.

5.1.7 – To follow, on an exclusive basis, the technical and operational standards contracted by mutually agreement with NET BRASIL, with regard to the quality of the distributed signal.

5.1.8 – To maintain the authorizations or concessions of which it is or may become a holder, obtaining or renewing these with the relevant bodies.

5.1.9 – To cooperate with NET BRASIL in research and surveys with regard to the distribution of programming in their respective areas of operation.

5.1.10 – To make available to NET BRASIL and/or other Operators, all of their programming Contracts with third-parties, observing the terms of Item 2.1.3.1 of this Contract.

5.1.11 – To use the trademarks forming the object of the Licensing Contract for the Use of Trademarks in accordance with their terms and conditions, for all activities linked to the object of this Contract.

5.1.12 – The OPERATORS also undertake NOT to practice the following acts:

5.1.12.1 – To make mutilations of any kind to the Content provided by NET BRASIL in accordance with the terms of this Contract, it being expressly prohibited for OPERATORS to insert, edit, substitute, cut, impose “black outs” or modify the same, including material relating to advertising events and actions that form part of the Content, respecting the opening sequences, credits and closing sequences of the same, unless these relate to publicity for Pay TV services that compete directly with those of any of the OPERATORS, with the exception of joint insertions or advertising actions by the Operators of the ‘Sistema NET’.

5.1.12.2 – To offer any New Brazilian Content, independent of the media and/or technology adopted for the transport of signals, whether these relate to television or not, except in cases where, cumulatively, (i) the contracting of the same takes place through NET BRASIL and (ii) the same is distributed in an “à la Carte” format, requiring as a prerequisite for its distribution, the acquisition by the Subscriber of (i) the Extended Basic Sports Package, in the case of sports channels, (ii) the Extended Basic Film Package, in the case of film channels and (iii) the Basic Package or Modified Basic Package in all other cases.

5.1.12.3 – To permit the Programmers to which Item 2.1.3 refers, to prevent or discriminate against the contracting of Content that does not conform to the definition of Brazilian Content by the Other Operators, through the mechanism defined in Item 2.1.3.1.

5.1.12.4 – To exhibit the Content contracted by NET BRASIL, in whatever capacity, in public places, including but not restricted to squares, beaches or streets, as well as food halls of shopping malls, without the prior and express consent in writing of the respective Programmers, it being agreed that the authorization for Brazilian Content shall be obtained through NET BRASIL.

5.1.12.5 – To use, in whatever capacity, images, voice and names of artists, directors, producers and third parties in general, who participate in any way in works, films and events of any nature and kind, that use, distribute and/or compose the Content contracted by NET BRASIL, without the prior and express consent in writing of the respective Programmers, it being agreed that the authorization for Brazilian Content shall be obtained through NET BRASIL.

5.1.12.6 – To use, in whatever capacity, trademarks, logotypes and other forms of identification of the Programmers or distributors of films and events that form part of the programming of the Content contracted by NET BRASIL, without the prior and express consent in writing for this purpose, of the respective Programmers, it being agreed that the authorization for Brazilian Content shall be obtained through NET BRASIL.

5.1.12.7 – The prohibitions contained in Items 5.1.12.4 to 5.1.12.6 above also apply to use for advertising purposes of any nature, for promoting both the OPERATORS and/or third party products or services.

5.2 – If, perchance, the OPERATORS should request New Brazilian Content from NET BRASIL that is intended for the Authorized Signal Transport Processes and/or any other technologies, the OPERATORS hereby agree and recognize that in this request they must specify the type and format of the relevant New Brazilian Content for contracting by NET BRASIL, observing that this contracting by NET BRASIL shall depend on the availability of the same in the market.

5.2.1 – For the purposes of the caput of this Item 5.2, the OPERATORS must notify NET BRASIL in writing, with the latter having (i) a period of 95 (ninety five days) after receiving notification to provide Channels, and/or (ii) a period of 15 (ten) days to acquire, cover and transmit events, in order to provide information on the basic conditions for the provision of the requested Content, including the characterization of the product, basic pricing and deadline for its provision. Once NET BRASIL has presented the basic conditions, the OPERATORS may contract the New Brazilian Content thus presented through NET BRASIL or request that NET BRASIL obtain new proposals, in which case the same deadlines and mechanisms for contracting indicated above shall apply.

5.3 – Without affecting any provision to the contrary contained in this Contract, the OPERATORS recognize and accept that the rescinding or any other form of termination of this Contract shall not exonerate NET SERVIÇOS from its obligations established in the Content Contracts signed by NET BRASIL, which, by their nature, shall survive the rescinding or termination of this Contract, with the OPERATORS being obliged to indemnify NET BRASIL for any damage or loss that it may sustain as a result of the eventual failure by the OPERATOR(S) to comply with the Content Contract(s) mentioned above.

Sixth Clause – The Obligations of NET BRASIL

6.1 – The following shall be obligations of NET BRASIL:

6.1.1 – To acquire rights to show Brazilian Content for Pay TV under the terms established in the Second Clause, employing, to such ends, full care and diligence in defending the interests of the OPERATORS.

6.1.2 – To endeavor to provide the OPERATOR, whenever requested to do so and whenever available, with plans containing all the titles and technical descriptions of the programs and events that form part of the Content contracted by NET BRASIL, also specifying the holders of rights to musical and literary-musical works synchronized with the same.

6.1.3 – To provide to the OPERATORS during the full life of this Contract, albeit subject to the availability of Programmers, with, as a minimum, the Content corresponding to Line-up Brasil.

6.1.4 – To ensure that the Programmers make available the Content signals contracted by NET BRASIL on behalf of satellite OPERATORS with coverage of the National Territory.

6.1.4.1 – Failure to make available programming signals for reasons arising from events that may be characterized as fortuitous or due to force majeure, as defined in the terms of Article 393 of the Brazilian Civil Code, shall not be understood as a default on contractual obligations, and thus shall not entail the payment of any penalty and/or indemnity.

6.1.4.2 – In the same way, lack of availability of programming signals during planned shutdowns for the maintenance of equipment by the Programmers, as well as the non-availability of programming signals for a period equivalent to 360 (three hundred and sixty) hours per calendar year, shall not be construed as a failure to fulfill contractual obligations and shall not, therefore, entail the payment of any penalty and/or indemnity.

6.1.5 – NET BRASIL undertakes to assist OPERATORS in exploiting local advertising space for financial gain, in accordance with the terms and conditions defined by the respective Programmers, and in accordance with the terms and conditions established in a specific contract.

6.1.6 – NET BRASIL shall assist with coordinated marketing actions involving the Programmers and OPERATORS.

6.2 – NET BRASIL shall guarantee to the OPERATORS that the financial terms and conditions for the provision of Brazilian Content composing Line-up Net shall be at least as favorable as those practiced with other Operators of the ‘Sistema NET’. In the event that NET BRASIL negotiates more favorable conditions with regard to the Programming Costs for Brazilian Content comprising Line-up Net with any of the Operators of the ‘Sistema NET’, NET BRASIL undertakes to offer the same conditions to the OPERATORS, with these having a 30 (thirty) day period to express whether they wish to accept, as a whole, the same conditions proposed to the other operators, with existing conditions being maintained in force in the event that the OPERATORS fail to respond.

Seventh Clause – Declarations and Guarantees

7.1 – The OPERATOR has no rights with regard to Content, recognizing that all rights regarding the same, including authors’ and associated rights, as well as rights to trademarks, belong to the relevant Programmer.

7.2 – The OPERATOR must comply with the obligation of supplying, on a monthly basis, the report on Subscribers mentioned in Item 5.1.6.1 above, by the date indicated in the same Item, under penalty of guaranteeing to NET BRASIL the right to charge during the month in which the former fails to meet this obligation, an amount corresponding to the number of Subscribers reported for the preceding month, plus 6% (six per cent) of this total, or an amount corresponding to the effective number of Subscribers, if the growth in the base has exceeded 10% (ten per cent).

7.3 – The PARTIES undertake not to divulge and/or use, either directly or through third parties, any information and/or confidential information that may have been provided by one of these to the other, and to which they may gain access, without the previous, express authorization in writing by the granting party, under penalty of facing civil and criminal prosecution for the consequences of the eventual disclosure and/or use. The obligations of confidentiality contracted herein shall remain in force even after the termination and/or rescinding of this Contract for a period of 2 (two) years, calculated from the relevant date of its execution.

7.4 – NET SERVIÇOS undertakes to ensure that the faithful fulfillment of the obligations that its assumes in this Contract shall be observed by every and any OPERATOR and NEW AFFILIATE, assuming responsibility, on a joint and several liability basis, for the compliance in full with the terms of this Contract, in accordance with the provisions of Item 3.1 above.

7.5 – NET SERVIÇOS undertakes, on a joint and several liability basis with the OPERATORS, to maintain NET BRASIL, its shareholders and managers entirely free and unharmed by complaints, claims or demands of any kind, including personal guarantees, such as sureties and guaranties, whether by Programmers or by third parties, relating to the contracting of Content in accordance with the terms of the Second Clause above, also undertaking to indemnify NET BRASIL, its shareholders and managers, as per the case for any material and/or moral losses, damages, expenses or injury arising from such complaints, claims or demands or arising from the inaccuracy or falsehood of any of the declarations made in this Contract, excepting circumstances in which the demand is grounded in a fact or act imputable to NET BRASIL, which shall, in such cases, be held responsible.

7.6 – The OPERATORS hereby recognize and accept all of the rights and obligations established in the Existing International Content Contracts signed by NET BRASIL on behalf of the OPERATORS, undertaking to comply in full with their terms and conditions, including the obligation to transmit the programming comprising Line-up Net to Subscribers in the National Territory.

7.6.1 – Without affecting the terms of Item 7.6 above, the PARTIES agree that NET BRASIL shall seek to cede the rights and obligations of the Existing International Content Contracts to the OPERATORS that herein recognize and accept that they are cessionaries of the same instruments, undertaking to comply in full with their terms and conditions, as well as to observe the terms of Item 2.1.3.1 above.

7.7 – With regard to the rights associated with the Content contracted by NET BRASIL, it is agreed between the PARTIES that the payment of amounts relating to the transmission/execution (including but not being limited to payments made to the Central Office of Collection and Distribution) is the full responsibility of the OPERATORS, it being the responsibility of NET BRASIL to ensure that the same Content is made available with due satisfaction to the holders of the respective authors’ rights (including, but not restricted to the payment of musical synchronizations to the Brazilian Association of Music Publishers (Associação Brasileira dos Editores de Música –ABEM).

7.8 – The OPERATORS undertake not to possess, operate, administer and/or participate in any way, whether directly or indirectly, in any channel or service similar to that of the Brazilian Content of the ‘Sistema NET’.

Eighth Clause – Auditing

8.1 – NET BRASIL is guaranteed the right to audit, through the company that it retains, any of the OPERATORS, even after the rescinding or final maturity of this contract, for the purposes of confirming the accuracy of information provided by the latter companies regarding the remuneration of NET BRASIL and/or the Programmers. For this purpose, NET BRASIL must inform the OPERATOR of the date on which it intends to carry out the audit mentioned above, always with at least 48 (forty eight) hours’ prior notice. It is hereby determined that the OPERATOR must provide NET BRASIL with all the information and documentation that is required for the efficient realization of the same audit.

8.1.1 – In the event that the audit confirms and proves the existence of a discrepancy between the total value determined as owing by the OPERATOR on which an audit has been performed and the effective value paid to NET BRASIL, the difference plus overdue interest of 1% (one per cent) per month, corrected by the IGP-M index, calculated from the due date of the obligation until the date of its effective payment, shall be repaid through a complementary invoice to be issued by NET BRASIL, for immediate payment.

8.1.2 – The cost of contracting and executing the audits established in this Item shall be borne in full by the respective OPERATOR in the event that the discrepancy between the total value due and the value effectively paid by OPERATOR to NET BRASIL is equal to or greater than 5% (five per cent), with a fine of 6% (six per cent) on the value of the difference found. In the event that the amount of this discrepancy is less than 5% (five per cent), the costs of the audit shall be borne in full by NET BRASIL.

Ninth Clause – Technical Conditions

9.1 – NET BRASIL must disclose the specifications of the decoders for the capturing by the OPERATORS of Content contracted by NET BRASIL through their respective head-ends.

9.2 – The OPERATOR shall bear the cost of all expenses relating to the reception of satellite signals and the making available of Content sold by NET BRASIL to Subscribers, with NET BRASIL being exonerated from paying any amount relating to such expenses, at any time and in any capacity .

9.3 – In order to guarantee the quality standards for programming provided by NET BRASIL, the same party shall determine, together with an OPERATOR, the permanent control of Subscriber reception points. To this end, the OPERATOR shall be obliged to verify and bear the costs for such verification, whenever requested to do so by NET BRASIL, of the installation of reception points made available to the Subscribers. It is also agreed that for such verification, NET BRASIL shall indicate the locations to be inspected, with the OPERATOR obliged to submit to NET BRASIL an inspection report containing detailed and reliable information.

9.3.1 – If any irregularity is verified, through the inspection report mentioned above, in the reception points of Subscribers installed by the OPERATOR, NET BRASIL shall notify the OPERATOR, requesting that it corrects the irregularities within a period of 10 (ten) days, extendable for an equal period, provided that the OPERATOR has made such a request with prior notice of 48 (forty eight) hours of the end of the first period.

9.4 –NET BRASIL may not be held responsible for any technical failure or failure of any other kind that may prevent the OPERATOR from distributing programming to its Subscribers, even if such an impediment arises from legal measures, with this exclusion of responsibility applying to the eventual loss of revenues or profits, in addition to any losses or damages.

Tenth Clause – Term and Rescinding of the Contract

10.1 – The PARTIES shall sign this Contract on an irrevocable and irretractable basis.

10.1.1 – This Contract shall remain in force for a period of 10 (ten) years, automatically renewable for equal periods, albeit maintaining the conditions established herein and provided that there is no manifestation to the contrary by any of the PARTIES, giving notice of 6 (six) months prior to the end of the contractual period that is in force.

10.2 – This Contract may be rescinded, by exclusive virtue of the following events, always at the discretion of the Party that has not given cause for the same events, and through judicial notification:

10.2.1 – the loss by any one of the OPERATORS, on an individual basis of the concession for the provision of Pay TV services in any of their Concession Areas, with specific regard to the relevant Concession Area in which the same event has occurred;

10.2.2 – filing for bankruptcy, a judicial request for dissolution or liquidation of any one of the PARTIES and/or any one of the OPERATORS, in which event, the rescinding shall only apply to the Concession Area in which the OPERATOR that suffers one of the above events is operating;

10.2.3 – the illicit reproduction of the signals received by any one of the OPERATORS, on an individual basis, whether in the form of a copy, whether on account of their use in numbers greater than those contracted and whether by the OPERATORS themselves or by third parties, provided that these events are duly demonstrated, with specific reference to the Concession Area in question;

10.2.4 – the failure by the OPERATORS to meet the Costs of Programming due to the Programmers that relate to the distribution of the programming contracted by NET BRASIL, observing the terms of Item 10.5 below.

10.2.5 – in the event that an audit, contracted in accordance with the terms of Item 8 of this Contract, reveals an inaccuracy of 20% (twenty per cent) in the information provided by the OPERATORS relative to a given Concession Area, or three distinct audits reveal an inaccuracy of 5% (five per cent) or more with regard to the operating data for a Concession Area.

10.3 – In the event described in Item 10.2.3 above, in addition to implying the rescinding of this Contract, the infringer shall be deemed to be practicing an illegal act in civil and penal terms, which also violates the legislation regarding authors’ rights, with the same infringer subject, in addition to the contractually established fine, to legal sanctions and judicial costs, various expenses and lawyers’ fees arising from the judicial process.

10.4 – In the event of occurrence of the events described in Items 10.2.3 and 10.2.5 above, the infringing PARTY shall be obliged to pay to the innocent PARTY a fine of a punitive nature equivalent to 100% (one hundred per cent) of the monthly Cost of Programming (considering the month with the highest Cost of Programming at the time of default, corrected by the IGP-M index) of the relevant OPERATOR, at the same time without affecting the right of the innocent PARTY to consider the Contract to be fully rescinded, and to recover, through its own actions, the losses and damages effectively suffered as a result of the default by the infringing PARTY, to the degree that these amounts exceed the fine stipulated in this Item.

10.5 – During the term of this Contract, in the event of default by the OPERATOR relating the amounts owed in accordance with Item 10.2.4 or Item 10.2.5 together with Item 10.4, the PARTIES agree that NET BRASIL shall be entitled to inform it in writing by fax, or through a written communication with notice of receipt that: (i) NET BRASIL intends to rescind or terminate its Contract with the OPERATOR, in which case, the signal shall be interrupted immediately; or (ii) that the OPERATOR in question is in default or in arrears with its payment obligations to the Programmers. Through the receipt of the same communication, NET BRASIL shall, at its own discretion, inform the OPERATOR in question in writing: (a) that its signal shall be interrupted immediately, or (b) whether NET BRASIL shall grant payment conditions to the same OPERATOR that benefit and/or facilitate the meeting of its obligation.

10.5.1 – In cases where the signal is interrupted, NET BRASIL shall determine the procedures to be adopted in the sense of communicating to the OPERATOR the Concession Area affected by the withdrawal of Content, it being agreed that the interruption may affect the relevant Concession Area of the defaulting OPERATOR, as well as any other Concession Area of the other OPERATORS or NEW AFFILIATES.

10.5.2 – In the event of default by the OPERATOR regarding amounts owed to the Programmers that relate to the disclosed programming, NET BRASIL is guaranteed the right of reimbursement by the OPERATOR for fines, interest, monetary correction, losses, damages and any other amounts that NET BRASIL may incur as a result of this default.

Eleventh Clause – Indemnities and Penalties

11.1 – It is hereby determined that the unauthorized use of Content, at any time and in any capacity, in accordance with the terms and restrictions established herein, whether by OPERATORS or Subscribers, shall result in the liability, in accordance with proof of the same, of NET SERVIÇOS with regard to the relevant Programmers and other injured third parties, especially with regard to the promotion of measures required to ensure the cessation of such use, indemnities, contractual fines, judicial costs, various costs and lawyers’ fees that may be determined.

11.2 – In the event of a contractual default, where no specific fine or sanction is specified, the infringing PARTY shall be obliged to pay to the innocent party damages and losses that the latter has effectively suffered as a result of violation of contract by the infringing PARTY, without affecting the right of the innocent PARTY to execute the specific default obligation through its own action.

Twelfth Clause – General Conditions

12.1 – None of the PARTIES may cede rights and/or obligations assumed herein to third parties in any capacity, without the express permission of the other PARTY.

12.2 – This Contract is binding on the PARTIES and their successors, it being agreed that failure to meet obligations may be verified through an act or event assignable to the PARTIES and/or a company that is an associate, subsidiary, parent or affiliate of the PARTIES.

12.3 – Tolerance by the PARTIES of any failure to comply with the obligations assumed in this Contract shall not be considered to be a novation, renunciation or waiver of any right, with this constituting mere liberality and not preventing the tolerating party from demanding from the other PARTY the full compliance with this Contract at any time.

12.4 – This Contract shall not give rise to any employment or social security relationship between the employees or designees of NET BRASIL and those of the OPERATOR, or vice-versa, with each party bearing individual and isolated responsibility for every and any obligation they assume.

12.5 – The terms and conditions of this Contract, as well as the information shared by the PARTIES by virtue of its execution, must be treated confidentially by the same PARTIES, which are expressly prohibited from disclosing its contents to third parties or to employees who are not directly involved with the operations agreed herein.

12.6 – In the event that any of the provisions of this Contract are declared illegal, invalid or unenforceable, the remaining provisions shall not be affected, remaining in full force and application.

12.7 – For all legal purposes, this Contract is recognized by the PARTIES as an extrajudicial executive title (‘título executivo extrajudicial’) in accordance with Articles 583 and 585, insert II, of the Brazilian Civil Procedural Code.

12.8 – The PARTIES elect the jurisdiction of the city of do Rio de Janeiro as the sole authority for ruling on any doubts or controversies arising from this Contract.

12.9 – The PARTIES recognize that no provision of this instrument revokes, reduces or alters the rights of Operators or the commitments assumed by NET BRASIL in the Shareholders’ Agreement of NET SERVIÇOS, signed on July 11, 2002.

Rio de Janeiro, June 27, 2004.

NET SERVIÇOS DE COMUNICAÇÃO S.A.

NET BRASIL S.A.

Witnessed by:

Name:	Name:
ID:	ID:

ANNEX I

a) Existing Brazilian Content - A

CHANNELS
1	CANAL BRASIL
2	ESPN INTERNATIONAL
3	ESPN BRASIL
4	FUTURA
5	GLOBONEWS
6	GNT
7	MULTISHOW
8	PREMIERE COMBATE
9	PREMIERE ESPORTES
10	SEXY HOT
11	SHOPTIME
12	SPORTV
13	SPORTV 2
14	TELECINE ACTION
15	TELECINE CLASSIC
16	TELECINE EMOTION
17	TELECINE HAPPY
18	TELECINE PREMIUM
19	USA

b) Existing Brazilian Content - B

CHANNELS
1	CANAL RURAL
2	CLIMATEMPO (TV E CONTEÚDO INTERATIVO)
3	MTV
4	RTPi
5	SIC INTERNATIONAL
6	STV (REDE SESC SENAC)
7	TV COM
8	TV JOCKEY
9	CONTEÚDO INTERATIVO DE TRÂNSITO
10	PORTAL DO CHIQUINHO
11	CANAL ESOTÉRICO
12	RÁDIO GAÚCHA
13	RÁDIO GLOBO AM
14	RÁDIO GLOBO FM
15	RÁDIO EXCELSIOR
16	RÁDIO JOVEM PAN
17	RADIO CLICK – 32 radio channels

ANNEX II

Existing International Content

CHANNELS
1	ANIMAL PLANET
2	ART
3	AXN
4	BBC WORLD
5	BLOOMBERG
6	BOOMERANG
7	CARTOON NETWORK
8	CNN ESPAÑOL
9	CNN INTERNATIONAL
10	DEUTSCHE WELLE
11	DISCOVERY CHANNEL
12	DISCOVERY HEALTH
13	DISCOVERY KIDS
14	EUROCHANNEL
15	FOX
16	FOX KIDS
17	FOX NEWS
18	MGM GOLD
19	NATIONAL GEOGRAPHIC
20	NHK
21	NICKELODEON
22	PEOPLE & ARTS
23	PLAYBOY TV
24	RAI
25	SONY
26	TNT
27	TV 5
28	TV ESPANHA
29	WARNER CHANNEL

ANNEX III

Line-Up Brasil

BRAZILIAN CONTENT CHANNELS	MINIMUM PACKAGE	CURRENT CHANNELS
1 EDUCATIONAL CHANNEL	MINI-BASIC	FUTURA
1 VARIETY CHANNEL	MINI-BASIC	MULTISHOW
1 NEWS CHANNEL	MINI-BASIC	GLOBONEWS
1 WOMEN’S CHANNEL	BASIC	GNT
1 FILM AND INTERNATIONAL SERIES CHANNEL	MINI-BASIC	USA
1 HOME SHOPPING CHANNEL	LIFE LINE	SHOPTIME
2 SPORTS CHANNELS	BASIC	SPORTV & SPORTV 2
1 BRAZILIAN INDEPENDENT PRODUCTION CHANNEL	MODIFIED BASIC (excepting obstacles due to technical conditions)	CANAL BRASIL
UP TO 5 FILM CHANNELS	BASIC PLUS FILMS	TELECINES ACTION, CLASSIC, EMOTION, HAPPY & PREMIUM
2 ADDITIONAL SPORTS CHANNELS	BASIC PLUS SPORTS	ESPN BRASIL & ESPN INTERNATIONAL
PAY PER VIEW SERVICES	MINI-BASIC	PREMIERE SPORTES, PREMIERE COMBATE
1 A LA CARTE ADULT CHANNEL	MINI-BASIC	SEXY HOT

ANNEX IV

CURRENT OPERATORS

	CONCESSION AREA	OPERATOR	TECHNOLOGY
1	ANÁPOLIS	NET Serviços	CABLE
2	BAURU	NET Serviços	CABLE
3	BELO HORIZONTE	NET Serviços	CABLE
4	BRASÍLIA	NET Serviços	CABLE
5	CAMPINAS	NET Serviços	CABLE
6	CAMPO GRANDE	NET Serviços	CABLE
7	FRANCA	NET Serviços	CABLE
8	GOIÂNIA	NET Serviços	CABLE
9	INDAIATUBA	NET Serviços	CABLE
10	JUNDIAÍ	NET Serviços	CABLE
11	PIRACICABA	NET Serviços	CABLE
12	RECIFE	NET Serviços	MMDS
13	RIBEIRÃO PRETO	NET Serviços	CABLE
14	RIO DE JANEIRO	NET Serviços	CABLE
15	SANTOS	NET Serviços	CABLE
16	SÃO CARLOS	NET Serviços	CABLE
17	SÃO JOSE DO RIO PRETO	NET Serviços	CABLE
18	SÃO PAULO	NET Serviços	CABLE
19	SOROCABA	NET Serviços	CABLE
20	ARAPONGAS	NET Serviços	CABLE
21	BAGÉ	NET Serviços	CABLE
22	BENTO GONCALVES	NET Serviços	CABLE
23	BLUMENAU	NET Serviços	CABLE
24	BLUMENAU - BTV	NET Serviços	CABLE
25	CAXIAS DO SUL	NET Serviços	CABLE
26	CHAPECÓ	NET Serviços	CABLE
27	CRICIUMA	NET Serviços	CABLE
28	CRUZ ALTA	NET Serviços	CABLE
29	CURITIBA	NET Serviços	CABLE
30	CURITIBA	NET Serviços	MMDS
31	ERECHIM	NET Serviços	CABLE
32	FARROUPILHA	NET Serviços	CABLE
33	FLORIANÓPOLIS	NET Serviços	CABLE
34	JOINVILLE	NET Serviços	CABLE
35	LAJEADO	NET Serviços	CABLE
36	LITORAL (CAPÃO NOVO)	NET Serviços	CABLE
37	LONDRINA	NET Serviços	CABLE
38	MARINGÁ	NET Serviços	CABLE
39	NOVO HAMBURGO	NET Serviços	CABLE
40	PASSO FUNDO	NET Serviços	CABLE
41	PELOTAS	NET Serviços	CABLE
42	PORTO ALEGRE	NET Serviços	CABLE
43	PORTO ALEGRE	NET Serviços	MMDS
44	RIO GRANDE	NET Serviços	CABLE
45	SANTA CRUZ DO SUL	NET Serviços	CABLE
46	SANTA MARIA	NET Serviços	CABLE
47	URUGUAIANA	NET Serviços	CABLE

ANNEX V

Table of Existing Brazilian Content Contracts, established between NET BRASIL and the following Programmers:

	PROGRAMMER	PRODUCT	INSTRUMENT IN FORCE
1	Canal Rural Produções Ltda.	CANAL RURAL	Licensing Contract for the Distribution of Pay TV Signals, signed on July 1, 2003.
2	Climatempo Assessoria e Consultoria Ltda.	INTERACTIVE CONTENT CLIMATEMPO	Supply and Licensing Contract for the Use, Showing, and Exploitation of Interactive Applications, Content, Data and Programming of Pay TV, signed on December 16, 2002.
3	Climatempo Internet Ltda	TV CLIMATEMPO	Supply Contract for Content and the Assignment of Rights for the Use, Showing and Exploitation of Pay TV, signed on December 16, 2002.
4	ESPN Brasil Ltda.	ESPN BRASIL	Affiliation Agreement, signed on July 14, 2000.
5	Globosat Programmer Ltda.	GNT, MULTISHOW, SPORTV, SPORTV 2, CANAL BRASIL, GLOBONEWS and SEXY HOT	Distribution Contract and Other Agreements, signed on December 1, 1994.
6	Globosat Programmer Ltda.	CARIOCA SOCCER CHAMPIONSHIP – 2004 SEASON	Term Sheet and PPV Soccer Consortium, signed on January 13, 2004.
7	Globosat Programmer Ltda.	SOCCER CHAMPIONSHIPS – RIO-SÃO PAULO, SUL MINAS, BRASILEIRO SERIES A & B	Term Sheet and PPV Soccer Consortium, signed on January 14, 2004.
8	Globosat Programmer Ltda.	PPV WRESTLING CHAMPIONSHIP	Term Sheet and PPV Wrestling Consortium, signed on May 3, 2002.
9	Globosat Programmer Ltda.	PPV FAMA	Term Sheet, signed on June 14, 2004.
10	MTV Brasil Ltda.	ADVERTISING SPACE	Agreement on Exchange of Advertising Space between NET Serviços Ltda., NET Brasil S.A. and MTV Brasil Ltda., signed on July 1, 2002.
11	MTV Brasil Ltda.	MTV BRASIL	Licensing Contract for the Distribution of Pay TV Signals, signed on July 1, 2002.
12	Rádio Excelsior Ltda.	RÁDIO EXCELSIOR	Specific Free Licensing Agreement for the Distribution of Pay TV Signals, signed on July 1, 2002.
13	Rádio Gaúcha S.A.	RÁDIO GAÚCHA	Specific Licensing Agreement for the Distribution of Pay TV Signals, signed on September, 14, 2000.
14	Rádio Globo de São Paulo Ltda	RÁDIO GLOBO AM	Specific Free Licensing Agreement for the Distribution of Pay TV Signals, signed on May 19, 2002.
15	Rádio Globo S.A	RÁDIO GLOBO FM	Specific Free Licensing Agreement for the Distribution of Pay TV Signals (Audio Channel), signed on June 30, 2000.
16	Rádio Panamericana S.A	RÁDIO JOVEM PAN	Specific Licensing Agreement for the Distribution of Pay TV Signals, signed on May 5, 2003.
17	Radioclick Serviços Interativos Ltda.	32 AUDIO CHANNELS	Specific Licensing Agreement for the Distribution of Pay Audio and/or TV Signals, signed on September 28, 2001.
18	Radiotelevisão Portuguesa S.A.	RTPi	Licensing Contract for the Distribution of Pay TV, signed on January 1, 1998.
19	RBS – Empresa de TVA Ltda.	TV COM	Licensing Contract for the Distribution of Pay TV Signals, signed on August 14, 2003.
20	Senior Consultores Associados Ltda.	CANAL ESOTÉRICO	Contract for the Free Supply and Assignment of Rights of Use, Showing and Exploitation of Pay TV, signed on September 18, 2001.
21	Serviço Nacional de Aprendizagem Comercial	STV (REDE SESC SENAC)	Licensing Contract for the Distribution of Pay TV Signals, signed on September 1, 1998.
22	SIC – Sociedade Independente de Comunicação, SA.	SIC INTERNATIONAL	Licensing Contract for the Distribution of Pay TV Signals.
23	Telecine Programmer Ltda.	TELECINE CHANNELS	Telecine Distribution Agreement (signed on November 22, 1994) and Term Sheet (signed on July 2, 1997).
24	TV1 Multimídia Ltda.	PORTAL DO CHIQUINHO	Contract for the Supply of Content and Assignment of Rights of Use of Pay TV, signed on January 2, 2002.
25	USA Programmer Ltda. (InterProgrammer Ltda.)	UNIVERSAL CHANNEL ( USA )	Distribution Agreement, signed on May 10, 1996.
26	WGT Tecnologia em Informática Ltda.	INTERACTIVE CONTENT TRAFFIC	Contract for the Supply of Content and Assignment of Rights of Use, Showing and Exploitation of Pay TV, signed on January 2, 2002.